Exhibit 4.1

NEITHER THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE U.S. SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

EINRIDE AB
WARRANT TO PURCHASE ORDINARY SHARES (INCLUDING
IN THE FORM OF AMERICAN DEPOSITARY SHARES)

Warrant ADSs: [ ]	Initial Exercise Date: [●], [●]

THIS WARRANT TO PURCHASE ORDINARY SHARES (INCLUDING IN THE FORM OF AMERICAN DEPOSITARY SHARES) (this “Warrant”) certifies that, for value received, [                    ] or its assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the date hereof (the “Initial Exercise Date”) and on or prior to 5:00 p.m. (New York City time) on [●], [●]1 (the “Termination Date”) but not thereafter, to subscribe for and purchase from Einride AB, a limited liability company formed under the laws of Sweden (the “Company”), up to [       ] ordinary shares of the Company (“Ordinary Shares”), to be issued in the form of American depositary shares (“ADSs”), each ADS representing one (1) Ordinary Share (as subject to adjustment hereunder, the “Warrant ADSs”). The purchase price of one Warrant ADS under this Warrant shall be equal to the Exercise Price, as defined in Section 2(b).

Section 1. Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in Schedule A hereto.

[1]	NTD: five years after Initial Exercise Date.

Section 2. Exercise.

(a)	Exercise of Warrant. Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Initial Exercise Date and on or before the Termination Date by delivery to the Company (or such other office or agency that the Company may designate by notice in writing to the registered Holder at the address of the Holder appearing on the books of the Company), as applicable, of a duly executed PDF copy submitted by e-mail (or e-mail attachment) of the Notice of Exercise in the form annexed hereto (the “Notice of Exercise”). Not later than the number of Trading Days comprising the Standard Settlement Period (as defined in Section 2(d)(i) herein) following the date of exercise as aforesaid, the Holder shall deliver to the Company the aggregate Exercise Price for the shares specified in the applicable Notice of Exercise by wire transfer or cashier’s check drawn on a United States bank unless the exercise on a net-issuance basis procedure specified in Section 2(c) below is available and specified in the applicable Notice of Exercise. No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise be required. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within three (3) Trading Days of the date on which the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant ADSs available hereunder shall have the effect of lowering the outstanding number of Warrant ADSs purchasable hereunder in an amount equal to the applicable number of Warrant ADSs purchased. The Holder and the Company shall maintain records showing the number of Warrant ADSs purchased and the date of such purchases. The Company shall deliver any objection to any Notice of Exercise within one (1) Business Day of receipt of such notice. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant ADSs hereunder, the number of Warrant ADSs available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

(b)	Exercise Price. The exercise price per Warrant ADS under this Warrant shall be $10.90, subject to adjustment hereunder as set forth in Section 3 (the “Exercise Price”), but in each case can in no event be less than the Par Value (Per ADS Basis). For the avoidance of doubt, the Exercise Price when expressed on a per Ordinary Share basis can in no event be less than the par value of one Ordinary Share.

(c)	Net-Issuance Exercise. This Warrant may also be exercised, in whole or in part, at such time on a “net-issuance” basis (which will entail that the cash payment to be made is limited to the Par Value (per ADS Basis) of each Warrant ADS purchased) in which the Holder shall be entitled to receive a number of Warrant ADSs determined as follows:

X = ((A—B) x C) / A

where:

(X) =	the number of Warrant ADSs to be issued to the Holder on a net-issuance basis;

(A) =	as applicable: (i) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise if such Notice of Exercise is (1) both executed and delivered pursuant to Section 2(a) hereof on a day that is not a Trading Day, (2) both executed and delivered pursuant to Section 2(a) hereof on a Trading Day prior to the opening of “regular trading hours” (as defined in Rule 600(b) of Regulation NMS promulgated under the federal securities laws) on such Trading Day or (3) executed during “regular trading hours” on a Trading Day and is delivered within two (2) hours thereafter (including until two (2) hours after the close of “regular trading hours” on a Trading Day), or (ii) the VWAP on the date of the applicable Notice of Exercise if the date of such Notice of Exercise is a Trading Day and such Notice of Exercise is both executed and delivered pursuant to Section 2(a) hereof after the close of “regular trading hours” on such Trading Day;

(B) =	the Exercise Price of this Warrant, as adjusted hereunder, minus the Par Value (per ADS Basis); and

(C) =	the number of Warrant ADSs that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than on a net-issuance basis.

The number of Warrant ADSs that would be surrendered by the Holder in connection with any exercise on a net-issuance basis would be equal to C—X.

If Warrant ADSs are issued on a net-issuance basis, the parties acknowledge and agree that by virtue of the Holder having to make payment to the Company of the Par Value (per ADS Basis) in cash, the exemption from registration provided under Section 3(a)(9) of the Securities Act shall not be available to the Holder, such that the Warrant ADSs issued thereby will be “restricted securities” and the holding period of the Warrant ADSs being issued may not be tacked on to the holding period of this Warrant.

Notwithstanding anything herein to the contrary, on the Termination Date, this Warrant shall be automatically exercised on a net-issuance basis pursuant to this Section 2(c).

(d)	Mechanics of Exercise.

(i)	Delivery of Warrant ADSs Upon Exercise. The Company shall cause Ordinary Shares represented by the Warrant ADSs purchased hereunder to be deposited with the Depositary and thereupon the Warrant ADSs to be transmitted by the Depositary to the Holder by crediting the account of the Holder’s or its designee’s balance account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system if the Depositary is then a participant in such system and there is an effective resale registration statement permitting the resale of the Warrant ADSs by the Holder and the Holder is contemporaneously reselling such Warrant ADSs pursuant to such resale registration statement, and otherwise by physical delivery by the Depositary of a certificate, or reasonable evidence of issuance by book entry of ownership of the Warrant ADSs registered on the books of the Depositary in the name of the Holder or its designee, for the number of Warrant ADSs to which the Holder is entitled pursuant to such exercise to the address specified by the Holder in the Notice of Exercise by the date that is the later of (i) the Standard Settlement Period after the delivery to the Company of the Notice of Exercise, and (ii) seven (7) Trading Days after delivery of the aggregate Exercise Price to the Company (such date, the “Warrant ADS Delivery Date”); provided, however, in any event, the Company shall not be obligated to deliver Ordinary Shares represented by the Warrant ADSs purchased hereunder for deposit with the Depositary until it has received the aggregate Exercise Price for such Warrant ADSs. The Company agrees to maintain a depositary bank for its ADSs that is a participant in the FAST program so long as this Warrant remains outstanding and exercisable. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the ADSs as in effect on the date of delivery of the Notice of Exercise. For the avoidance of doubt, notwithstanding anything to the contrary contained herein, the Depositary’s rights and obligations with respect to the Company and the ADSs (including the Warrant ADSs) shall be as set forth in, and subject to, the terms and provisions of the Deposit Agreement and in no event shall this Warrant be deemed or construed to impose any additional obligations or liabilities on the Depositary.

(ii)	Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant certificate, at the time of delivery of the Warrant ADSs, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant ADSs called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

(iii)	Rescission Rights. If the Company fails to deposit with the Depositary the Ordinary Shares represented by the Warrant ADSs purchased hereunder and to cause the Depositary to transmit to the Holder the Warrant ADSs pursuant to Section 2(d)(i) by the Warrant ADS Delivery Date (subject to receipt of the aggregate Exercise Price for the applicable exercise (or, in the case of exercise on a net-issuance basis, the aggregate Par Value (per ADS Basis) of the Warrant ADSs being purchased), then the Holder will have the right to rescind such exercise prior to the delivery of the Warrant ADSs.

(iv)	No Fractional Shares or Scrip. No fractional Warrant ADSs or scrip representing fractional Warrant ADSs shall be issued upon the exercise of this Warrant. As to any fraction of a Warrant ADS which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price.

(v)	Charges, Taxes and Expenses. Issuance of Warrant ADSs shall be made without charge to the Holder for any capital, stamp, issue, financial transaction and registration or transfer tax or other incidental expense payable in Sweden, or in any other jurisdiction in which the Company may be domiciled or resident or to whose taxing jurisdiction it may be generally subject, in respect of the issuance, transfer or delivery of such Warrant ADSs (or the Ordinary Shares represented thereby), all of which taxes and expenses shall be paid by the Company, and such Warrant ADSs shall be issued in the name of the Holder or in such name or names as may be directed by the Holder (“Specified Taxes”); provided, however, that, in the event that Warrant ADSs are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall pay all Depositary fees required for same-day processing of any Notice of Exercise and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Warrant ADSs pursuant to the terms of this Warrant. If the Company shall fail to pay any Specified Taxes, the Holder shall be entitled to tender and pay the same and the Company covenants to reimburse and indemnify the Holder in respect of any payment thereof and any penalties payable in respect thereof.

(e)	Entitlement in respect of Ordinary Shares represented by Warrant ADSs. Warrant ADSs issued and delivered on exercise of this Warrant will be fully paid and will in all respects rank pari passu with the other ADSs issued and outstanding on the relevant Exercise Date, and the Holder shall be entitled to all rights, distributions or payments in respect of ADSs from the record date or other due date for the establishment of entitlement for which falls on or after the relevant Exercise Date, except in any such case for any right excluded by mandatory provisions of applicable law. The Holder shall not be entitled to any rights, distributions or payments in respect of ADSs the record date or other due date for the establishment of entitlement for which falls prior to the date when the Warrant ADSs are issued and delivered to the Holder by the Depositary.

(f)	Holder’s Exercise Limitations. The Holder may notify the Company in writing in the event it elects to be subject to the provisions contained in this Section 2(f); however, the Holder shall not be subject to this Section 2(f) unless he, she or it makes such election. If the election is made, the Company shall not effect any exercise of this Warrant, and a Holder shall not have the right to exercise any portion of this Warrant, pursuant to Section 2 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of

Exercise, the Holder (together with the Holder’s Affiliates, and any Persons acting as a group together with the Holder or any of the Holder’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of 4.9%, 9.9%, 19.9% (or such other amount as the Holder may specify) (the “Beneficial Ownership Limitation”) of the Warrant ADSs. For purposes of the foregoing sentence, the number of Warrant ADSs beneficially owned by the Holder, its Affiliates and Attribution Parties shall include the number of Warrant ADSs issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of Warrant ADSs which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any other Ordinary Share Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein that are beneficially owned by the Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 2(f), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith (other than as it relates to a Holder relying on the number of Ordinary Shares, including in the form of ADSs, issued and outstanding as provided by the Company pursuant to this Section). To the extent that the limitation contained in this Section 2(f) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and, of which portion of this Warrant is exercisable up to the Beneficial Ownership Limitation shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s good faith determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable, in each case, subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination and shall have no liability for exercises of this Warrant that are not in compliance with the Beneficial Ownership Limitation. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder and the Company shall have no obligation to verify or confirm the accuracy of such determination and shall have no liability for exercises of the Warrant that are not in compliance with the Beneficial Ownership Limitation. For purposes of this Section 2(f), in determining the number of outstanding Ordinary Shares (including in the form of ADSs), a Holder may rely on the number of outstanding Ordinary Shares (including in the form of ADSs) as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company setting forth the number of Ordinary Shares outstanding. Upon the written or oral request of a Holder, the Company shall within two (2) Trading Days confirm in writing to the Holder the number of Ordinary Shares (including in the form of ADSs) then outstanding. In any case, the number of outstanding Ordinary Shares (including in the form of ADSs) shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding Ordinary Shares (including in the form of ADSs) was reported. By written notice to the Company, the Holder may from time to time increase or decrease the Beneficial Ownership Limitation applicable to the Holder, provided, however, that any such increase in the Beneficial Ownership Limitation will not be effective until the sixty-first (61st) day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2(f) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.

Section 3. Certain Adjustments.

(a)	Subdivision, consolidation, reclassification or change in the number of Ordinary Shares represented by an ADS. If the Company at any time while this Warrant is outstanding: (i) subdivides outstanding Ordinary Shares into a larger number of shares, (ii) combines (including by way of a reverse share split) outstanding Ordinary Shares into a smaller number of shares, (iii) issues by reclassification of Ordinary Shares into any capital shares of the Company or (iv) changes the number of Ordinary Shares represented by an ADS, then in each case the Exercise Price shall be adjusted by multiplying the Exercise Price by the following fraction:

(A/B) x (C/D)

where:

A	is the aggregate number of Ordinary Shares issued and outstanding immediately before such subdivision, consolidation, reclassification or such change, as the case may be;

B	is the aggregate number of Ordinary Shares issued and outstanding immediately after such subdivision, consolidation, reclassification or such change, as the case may be;

C	is the number of Ordinary Shares represented by an ADS following or as a result or consequence of such subdivision, consolidation, reclassification or such change, as the case may be; and

D	is the number of Ordinary Shares represented by an ADS following or immediately prior to such subdivision, consolidation, reclassification or such change, as the case may be.

The number of Warrant ADSs issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged. Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the effective date in the case of a subdivision, combination, re-classification or change in the number of Ordinary Shares represented by an ADS.

(b)	Capitalization of profits or reserves. If the Company at any time while this Warrant is outstanding issues any Ordinary Shares credited as fully paid to shareholders by way of capitalization of profits or reserves, including any share premium account or capital redemption reserve, then in each case the Exercise Price shall be adjusted by multiplying the Exercise Price by the following fraction:

(A/B) x (C/D)

where:

A	is the aggregate number of Ordinary Shares issued and outstanding immediately before such issuance;

B	is the aggregate number of Ordinary Shares issued and outstanding immediately after such issuance;

C	is the number of Ordinary Shares represented by an ADS following or as a result or consequence of such issuance; and

D	is the number of Ordinary Shares represented by an ADS immediately prior to such issuance.

(c)	VWAP Reset. If on the twenty-first trading day following the date that is six months after the effectiveness of the Registration Statement (as defined in the Subscription Agreement pursuant to which this Warrant is issued), the VWAP of the ADSs for the twenty Trading Day period commencing on the date that is six months after the effective date of the Registration Statement (the “Measurement Price”) is less than the Exercise Price then in effect, then the Exercise Price then in effect shall be reduced to an amount equal to the greater of (i) the Measurement Price and (ii) $5.00.

(d)	Adjustment Upon Issuance or Deemed Issuance of Ordinary Shares. If and whenever during the period commencing on February 26, 2026 and ending on the Termination Date the Company issues or sells, or in accordance with this Section 3(d) is deemed to have issued or sold, any Ordinary Shares (including the issuance or sale of Ordinary Shares owned or held by or for the account of the Company, but excluding Ordinary Shares issued or sold, or deemed to have been issued or sold, by the Company in connection with any Exempt Issuance) for Proceeds (Per ADS Basis) (the “New Issuance Price”) less than the Exercise Price then in effect (each such issue, sale or deemed issuance or sale, a “Dilutive Issuance”), where the aggregate amount of Proceeds received by the Company, together with all prior issuances and sales conducted for the purpose of raising capital by the Company on or after February 26, 2026 that were excluded from this Section 3(d) by this clause, exceeds $500,000, then immediately after such Dilutive Issuance, the Exercise Price then in effect shall be reduced to an amount equal to the New Issuance Price.

For purposes of determining the adjusted Exercise Price under this Section 3(d), the following shall be applicable:

(i)	Options and Convertible Securities. The consideration per share received by the Company for Ordinary Shares deemed to have been issued pursuant to Section 3(d)(ii), relating to Options and Convertible Securities, shall be determined by dividing:

(1)	the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(2)	the maximum number of Ordinary Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) deemed to be issued pursuant to Section 3(d)(ii) upon the issuance of such Options or Convertible Securities.

(ii)	Deemed Issuance of Ordinary Shares Subject to Options and Convertible Securities.

(1)	If the Company at any time or from time to time shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of Ordinary Shares (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be outstanding and to have been issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(2)	If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for Ordinary Shares increases or decreases at any time (other than (x) proportional changes in conversion or exercise prices, as applicable, in connection with an event referred to in Section 3(a) above and (y) automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security which are not more favorable to the holder thereof than the anti-dilution and similar provisions set forth herein), the Exercise Price in effect at the time of such increase or decrease shall be adjusted to the Exercise Price, which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 3(d)(ii)(2), if the terms of any Option or Convertible Security that was outstanding as of the Initial Exercise Date are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Ordinary Shares deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Section 3(d)(ii)(2) shall be made if such adjustment would result in an increase of the Exercise Price then in effect.

(iii)	Calculation of Consideration Received.

(1)	In case one or more Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction, (x) each such Option will be deemed to have been issued for the Option Value of such Option and (y) the other securities issued or sold in such integrated transaction shall be deemed to have been issued or sold for the difference of (I) the aggregate consideration received by the Company less any consideration paid or payable by the Company pursuant to the terms of such other securities of the Company, less (II) the Option Value of each such Options; provided, that, no Ordinary Share shall be deemed to have been issued for less than a fraction of the aggregate consideration received (excluding the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of any such Options, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities) equal to (A) one divided by (2) the total number of Ordinary Shares issued or issuable in the integrated transaction (including the number of shares underlying any Options and Convertible Securities).

(2)	If any Ordinary Shares, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company will be the closing sale price of such publicly traded securities on the date of receipt. If any Ordinary Shares, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Ordinary Shares, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Company and the holders of a majority in interest of this Warrant and the other ordinary share purchase warrants with substantially the same terms as this Warrant, with an initial exercise price of $10.90 per share, issued on the Initial Exercise Date, and then outstanding. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the holders of a majority in interest of this Warrant and the other ordinary share purchase warrants, with an initial exercise price of $10.90 per share, issued on the Initial Exercise Date, and then outstanding. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(iv)	Record Date. If the Company takes a record of the holders of Ordinary Shares for the purpose of entitling them (A) to receive a dividend or other distribution payable in Ordinary Shares, Options or in Convertible Securities or (B) to subscribe for or purchase Ordinary Shares, Options or Convertible Securities, then such record date will be deemed to be the date of the issuance or sale of the Ordinary Shares deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(v)	Expiration or Termination of Options or Convertible Securities. Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Securities (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Exercise Price pursuant to the terms of Section 3(d), the Exercise Price shall be readjusted to such Exercise Price as would have obtained had such Option or Convertible Securities (or portion thereof) never been issued.

(e)	Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 3(a) above, if at any time after the Initial Exercise Date the Company grants, issues or sells pro rata to the record holders of the Ordinary Shares (directly or in the form of ADSs) any rights, options or warrants entitling them to subscribe for or purchase Ordinary Shares (directly or in the form of ADSs) (“Purchase Rights”) at a price per Ordinary Share that is less than the VWAP of the ADSs (divided by the number of Ordinary Shares then represented by one ADS) for the twenty Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of the issuance of such Purchase Rights, then in each case the Exercise Price shall be adjusted based on the following formula:

EP1 = EP0 x (OS0 + Y) / (OS0 + X)

where:

EP0	is the Exercise Price in effect immediately prior to the close of business on the Record Date for the issuance of such Purchase Rights;

EP1	is the Exercise Price in effect immediately after the close of business on the Record Date for the issuance of such Purchase Rights;

OS0	is the aggregate number of Ordinary Shares issued and outstanding immediately prior to the close of business on the Record Date for the issuance of such Purchase Rights;

X	is the aggregate number of Ordinary Shares (directly or in the form of ADSs) deliverable pursuant to such Purchase Rights; and

Y	is the number of Ordinary Shares equal to (i) the aggregate price payable to exercise such Purchase Rights, divided by (ii) the quotient of (a) the VWAP for the ADSs for the twenty Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of the issuance of such Purchase Rights divided by (b) the number of Ordinary Shares then represented by an ADS.

Any adjustment to the Exercise Price made under this Section 3(e) shall be made successively whenever any such Purchase Rights are issued and shall become effective immediately after the close of business on the Record Date for the issuance of such Purchase Rights. To the extent that Ordinary Shares or ADSs are not delivered after the expiration of such Purchase Rights, the Exercise Price shall be increased to the Exercise Price that would then be in effect had the decrease with respect to the issuance of such Purchase Rights been made on the basis of delivery of only the number of Ordinary Shares actually delivered (directly or in the form of ADSs). If such Purchase Rights are not so issued, the Exercise Price shall be increased to the Exercise Price that would then be in effect if the Record Date for the issuance of such Purchase Rights had not occurred.

For purposes of this Section 3(e), in determining whether any Purchase Rights entitle the holders to subscribe for or purchase Ordinary Shares (directly or in the form of ADSs) at a price per Ordinary Share that is less than the VWAP of the ADSs (divided by the number of Ordinary Shares then represented by one ADS) for the twenty Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of the issuance of such Purchase Rights, and in determining the aggregate offering price of such Ordinary Shares or ADSs, there shall be taken into account any consideration received by the Company for such Purchase Rights and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board of Directors.

(f)	Adjustment for Cash Dividends. If the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Ordinary Shares, by way of return of capital or otherwise (including, without limitation, any distribution of cash, shares or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then in each case the Exercise Price shall be adjusted by multiplying the Exercise Price by the following fraction:

A - B

A

where:

A	is the VWAP of one Warrant ADS on the Ex-Date in respect of such Distribution;

B	is the portion of the Fair Market Value of the Distribution attributable to one Warrant ADS, with such portion being determined by dividing the Fair Market Value of the Distribution by the number of Ordinary Shares (expressed on a per ADS basis) entitled to receive the Distribution).

(g)	Fundamental Transaction.

(i)	If, at any time while this Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company (and all of its subsidiaries, taken as a whole), directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Ordinary Shares are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Ordinary Shares, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Ordinary Shares or any compulsory share exchange pursuant to which the Ordinary Shares are effectively converted into or exchanged for other securities, cash or property (other than as a result of a share subdivision, consolidation or reclassification of Ordinary Shares covered by Section 3(a)), or (v) the Company, directly or indirectly, in one or more related transactions consummates a share or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires 50% or more of the outstanding Ordinary Shares (not including any Ordinary Shares held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such share or share purchase agreement or other business combination) or 50% or more of the voting power of the common equity of the Company (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant ADS that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Section 2(e) on the exercise of this Warrant), the number of Ordinary Shares of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of Warrant ADSs for which this Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in Section 2(e) on the exercise of this Warrant).

(ii)	For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one Ordinary Share in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Ordinary Shares are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. Notwithstanding anything to the contrary, in the event of a Fundamental Transaction, the Company or any Successor Entity (as defined below) shall, at the Holder’s option, exercisable at any time concurrently with, or within 30 days after, the consummation of the Fundamental Transaction (or, if later, the date of the public announcement of the applicable Fundamental Transaction), purchase this Warrant from the Holder by paying to the Holder an amount of cash equal to the Black Scholes Value of the remaining unexercised portion of this Warrant on the date of the consummation of such Fundamental Transaction; provided, that if holders of Ordinary Shares of the Company are not offered or paid any consideration in such Fundamental Transaction, such holders of Ordinary Shares will be deemed to have received Ordinary Shares or ordinary shares of the Successor Entity (which Successor Entity may be the Company following such Fundamental Transaction) in such Fundamental Transaction. The payment of the Black Scholes Value will be made by wire transfer of immediately available funds (or such other consideration) within the later of (i) five Business Days of the Holder’s election and (ii) the date of consummation of the Fundamental Transaction.

(iii)	The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Warrant and the other Transaction Documents in accordance with the provisions of this Section 3(g) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant which is exercisable for a corresponding number of capital shares of such Successor Entity (or its parent entity) equivalent to the Warrant ADSs acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the Exercise Price hereunder to such capital shares (but taking into account the relative value of the Warrant ADSs pursuant to such Fundamental Transaction and the value of such capital shares, such number of capital shares and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder.

(h)	Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 3, the number of Ordinary Shares (including in the form of ADSs) deemed to be issued and outstanding as of a given date shall be the sum of the number of Ordinary Shares (including in the form of ADSs but excluding treasury shares, if any) issued and outstanding.

(i)	Number of Warrant ADSs. Simultaneously with any adjustment to the Exercise Price pursuant to this Section 3, the number of Warrant ADSs that may be purchased upon exercise of this Warrant shall be increased or decreased proportionately so that after such adjustment the aggregate Exercise Price payable hereunder for the adjusted number of Warrant ADSs shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment (without regard to any limitations on exercise contained herein).

(j)	Notice to Holder.

(i)	Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 3, the Company shall promptly deliver to the Holder by email a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Warrant ADSs and setting forth a brief statement of the facts requiring such adjustment.

(ii)	Notice to Allow Exercise by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Ordinary Shares, (B) the Company shall declare a redemption of the Ordinary Shares, (C) the Company shall authorize the granting to all holders of the Ordinary Share rights or warrants to subscribe for or purchase any capital shares of any class or of any rights, (D) the approval of any shareholders of the Company shall be required in connection with any reclassification of the Ordinary Shares, any consolidation or merger to which the Company (or any of its subsidiaries) is a party, any sale or transfer of all or substantially all of its assets, or any compulsory share exchange whereby the Ordinary Shares are converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be delivered by facsimile or email to the Holder at its last facsimile number or email address as it shall appear upon the Warrant Register of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Ordinary Shares of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Ordinary Shares of record shall be entitled to exchange their Ordinary Shares for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided, that, notwithstanding the foregoing, any notice delivery requirement hereunder shall also be deemed satisfied by filing or furnishing such communication with the Commission via the EDGAR system; provided, further, that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided to the Holder in accordance with the terms of this Warrant constitutes, or contains, material, non-public information regarding the Company or any of the subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 6-K, unless determined by the Company that such filing would be harmful to the Company at such time, in which case the Company shall file such 6-K as soon as is reasonably practicable in its discretion. The Holder shall remain entitled to exercise this Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

(k)	Voluntary Adjustment By Company. Subject to the rules and regulations of the Trading Market, the Company may at any time during the term of this Warrant, subject to the prior written consent of the Holder, reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the board of directors of the Company.

Section 4. Transfer of Warrant.

(a)	Transferability. Subject to compliance with any applicable securities laws and the conditions set forth in Section 4(d) hereof, this Warrant and all rights hereunder (including, without limitation, any registration rights) are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company or its designated agent, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company unless the Holder has assigned this Warrant in full, in which case, the Holder shall surrender this Warrant to the Company within three (3) Trading Days of the date on which the Holder delivers an assignment form to the Company assigning this Warrant in full. The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant ADSs without having a new Warrant issued.

(b)	New Warrants. This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 4(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the Initial Exercise Date and shall be identical with this Warrant except as to the number of Warrant ADSs issuable pursuant thereto, and if applicable, shall reflect any adjustment to the Exercise Price prior to the date of such transfer or exchange.

(c)	Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

(d)	Transfer Restrictions. This Warrant and the Warrant ADSs may only be disposed of in compliance with U.S. state and federal securities laws. In connection with any transfer of this Warrant or the Warrant ADSs other than pursuant to an effective registration statement, the Company may require the transferor to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of this Warrant or the Warrant ADSs under the Securities Act.

(e)	Representation by the Holder. The Holder, by the acceptance hereof, represents and warrants that it is acquiring this Warrant and, upon any exercise hereof, will acquire the Warrant ADSs issuable upon such exercise, for its own account and not with a view to or for distributing or reselling such Warrant ADSs or any part thereof in violation of the Securities Act or any applicable state securities law, except pursuant to sales registered or exempted under the Securities Act.

Section 5. Miscellaneous.

(a)	No Rights as a Holder of Warrant ADSs Until Exercise. This Warrant does not entitle the Holder to any rights as a holder of ADSs under the Deposit Agreement prior to the exercise hereof as set forth in Section 2(d)(i).

(b)	Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any ADS certificate issued by the Depositary to the Holder evidencing ownership of Warrant ADSs, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or ADS certificate, if mutilated, the Company will make and deliver a new Warrant or ADS certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or share certificate.

(c)	Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then, such action may be taken or such right may be exercised on the next succeeding Business Day.

(d)	Provision for Issuance of Underlying Shares.

(i)	The Company covenants that, during the period the Warrant is outstanding, it will issue to a wholly owned subsidiary a sufficient number of warrants (Sw. teckningsoptioner) (the “Exercise Warrants”) to provide for the issuance of Underlying Shares for deposit with the Depositary to provide for the issuance and delivery of the Warrant ADSs by the Depositary to the Holder upon the exercise of any purchase rights under this Warrant (without regard to any limitation on exercise set forth herein and assuming an Exercise Price equal to the lower of (i) $5.00 and (ii) the Exercise Price then in effect). The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of issuing the necessary Ordinary Shares, by way of exercise of the Exercise Warrants, for deposit with the Depositary to provide for the issuance of the Warrant ADSs upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Ordinary Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Ordinary Shares (including in the form of ADSs) may be listed. The Company covenants that all Ordinary Shares represented by Warrant ADSs which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant ADSs in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

(ii)	The Company will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment. The Company will use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Warrant.

(iii)	Before taking any action which would result in an adjustment in the number of Warrant ADSs for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

(e)	Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal Proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Warrant (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the Borough of Manhattan in the City of New York, New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the Borough of Manhattan in the City of New York, New York for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of this Warrant), and hereby irrevocably waives, and agrees not to assert in any Action or Proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such Action or Proceeding is improper or is an inconvenient venue for such Proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such Action or Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Warrant and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If any party shall commence an Action or Proceeding to enforce any provisions of this Warrant, then, the prevailing party in such Action or Proceeding shall be reimbursed by the non-prevailing party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Action or Proceeding.

(f)	Restrictions. The Holder acknowledges that the Warrant ADSs acquired upon the exercise of this Warrant, if not registered, will have restrictions upon resale imposed by state and federal securities laws.

(g)	Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies. Without limiting any other provision of this Warrant, if the Company willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the Holder, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

(h)	Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the time of transmission, if such notice or communication is delivered via email at the e-mail address as set forth on the signature pages attached hereto, or to such other address as the Company or the Holder may indicate by a notice delivered to the other from time to time, at or prior to 5:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the time of transmission, if such notice or communication is delivered via email attachment at the e-mail address as set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (c) the second (2nd) Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto, or to such other address as the Company or the Holder may indicate by a notice delivered to the other from time to time.

(i)	Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Warrant ADSs, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Ordinary Shares or as a shareholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

(j)	Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

(k)	Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant ADSs.

(l)	Amendment. This Warrant may be modified, waived or amended or the provisions hereof waived with the written consent of the Company and the Holder.

(m)	Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

(n)	Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

********************

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Ordinary Share Purchase Warrant to be duly executed by their respective authorized signatories as of the date first indicated above.

EINRIDE AB	Address for Notice:

By:
Name:
Title:	Email:

With a copy to (which shall not constitute notice):

IN WITNESS WHEREOF, the undersigned have caused this Warrant To Purchase Ordinary Shares (Including in the Form of American Depositary Shares) to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser:

Signature of Authorized Signatory of Purchaser:

Name of Authorized Signatory:

Title of Authorized Signatory:

Email Address of Authorized Signatory:

Address for Notice to Purchaser:

Address for Delivery of Securities to Purchaser (if not same as address for notice):

Warrant ADSs:

EIN Number:

SCHEDULE A

“Action” means any action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the applicable party, threatened against or affecting the applicable party or any of its properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign).

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Black Scholes Value” means the value of this Warrant based on the Black-Scholes Option Pricing Model obtained from the “OV” function on Bloomberg determined as of the day of consummation of the applicable Fundamental Transaction for pricing purposes and reflecting (A) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the time between the date of the public announcement of the applicable contemplated Fundamental Transaction and the Termination Date, (B) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg (determined utilizing a 365 day annualization factor) as of the Trading Day immediately following the public announcement of the applicable contemplated Fundamental Transaction, (C) the underlying price per share used in such calculation shall be the greater of (i) the sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in such Fundamental Transaction and (ii) the highest VWAP during the period beginning on the Trading Day immediately preceding the announcement of the applicable Fundamental Transaction (or the consummation of the applicable Fundamental Transaction, if earlier) and ending on the Trading Day of the Holder’s request pursuant to Section 3(g), (D) a remaining option time equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Termination Date and (E) a zero cost of borrow.

“Bloomberg” means Bloomberg L.P.

“Business Combination” means the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means that certain Business Combination Agreement, dated as of November 12, 2025, by and among the Company (or its predecessor), Einride Cayman Sub Limited and Legato Merger Corp. III, as it may be further amended, modified or supplemented from time to time.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York and Stockholm, Sweden are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York and Stockholm, Sweden are generally are open for use by customers on such day.

Sch. A-1

“Closing Date” means the Trading Day on which the Business Combination is consummated.

“Convertible Securities” means any shares or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any Ordinary Shares and any securities of the Company that when paired with one or more other securities of the Company or another entity entitles the holder thereof to receive, Ordinary Shares.

“Deposit Agreement” means that certain Deposit Agreement, dated as of [●], by and among the Company and means Deutsche Bank Trust Company Americas, as Depositary, and the holders and beneficial owners of ADS issued thereunder.

“Depositary” means Deutsche Bank Trust Company Americas, the depositary under the Deposit Agreement and any successor depositary.

“Ex Date” means, in relation to any Distribution, the first Trading Day on which the Ordinary Shares are traded ex-the relevant Distribution.

“Exempt Issuance” means the issuance of (a) any securities of the Company to employees, officers or directors, consultants, contractors, vendors or other agents of the Company pursuant to any share or option plan duly adopted for such purpose or any other compensatory arrangement with a director or executive officer by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to the Company, (b) securities upon the exercise or exchange of or conversion of any securities issued pursuant to the Purchase Agreements or the Business Combination Agreement and/or other securities exercisable or exchangeable for or convertible into Ordinary Shares (including in the form of ADSs) issued and outstanding on the Closing Date, provided that such securities have not been amended since the Closing Date to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with share consolidations, share divisions and automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such securities which are not more favorable to the holder thereof than the anti-dilution and similar provisions set forth herein) or to extend the term of such securities, (c) the Underlying Shares, and (d) securities issued pursuant to any merger, acquisition or strategic transaction or partnership approved by a majority of the directors of the Company, provided that (i) such securities are issued as “restricted securities” (as defined in Rule 144) or are issued pursuant to an effective registration statement pursuant to the Securities Act and (ii) any such issuance shall only be to a Person (or to the equityholders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, but any such Exempt Issuance shall not include a transaction in which the Company is issuing securities (i) primarily for the purpose of raising capital, including an at-the-market offering, or (ii) to an entity whose primary business is investing in securities.

“Exercise Warrants” means the warrants (Sw. teckningsoptioner) issued by the Company to a wholly owned subsidiary to secure delivery of the Ordinary Shares underlying the Warrant ADSs.

Sch. A-2

“Fair Market Value” means, on any date:

(a)	in the case of a cash Distribution, the amount of such cash Distribution;

(b)	the case of a Distribution of Securities (including Ordinary Shares and ADSs), Spin-Off Securities, options, warrants or other rights or assets that are publicly traded on a Relevant Stock Exchange, the arithmetic mean of the daily VWAP of such Securities; and

(c)	in the case of Securities, Spin-Off Securities, options, warrants or other rights or assets that are not publicly traded on a Relevant Stock Exchange, an amount equal to the fair market value of such Securities, Spin-Off Securities, options, warrants or other rights or assets as determined in good faith by the Board of Directors of the Company, on the basis of a commonly accepted market valuation method and taking account of such factors as it considers appropriate, including the market price per Ordinary Share or ADS, the dividend yield of an Ordinary Share or ADS, the volatility of such market price, prevailing interest rates and the terms of such Securities, Spin-Off Securities, options, warrants or other rights or assets, and including as to the expiration date and exercise price or the like (if any) thereof.

“Options” means any rights, warrants or options to subscribe for or purchase Ordinary Shares or Convertible Securities.

“Option Value” means the value of an Option based on the Black-Scholes Option Pricing model obtained from the “OV” function on Bloomberg determined as of (A) the Trading Day prior to the public announcement of the issuance of the applicable Option, if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, for pricing purposes and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of the applicable Option as of the applicable date of determination, (ii) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg as of (A) the Trading Day immediately following the public announcement of the applicable Option if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, (iii) the underlying price per share used in such calculation shall be the highest weighted average price of the ADSs during the period beginning on the Trading Day prior to the execution of definitive documentation relating to the issuance of the applicable Option and ending on (A) the Trading Day immediately following the public announcement of such issuance, if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, (iv) a zero cost of borrow and (v) a 360 day annualization factor, provided, however, in case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction, in no event shall the Option Value exceed a fraction of the aggregate consideration received (excluding the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities) equal to (1) the number of Ordinary Shares underlying such Option divided by (2) the total number of Ordinary Shares issued or issuable in the integrated transaction (including the number of shares underlying such Option).

Sch. A-3

“Ordinary Share Equivalents” means any securities of the Company which would entitle the holder thereof to acquire at any time Ordinary Shares, including, without limitation, any debt, preference shares, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Ordinary Shares, and any securities of the Company that when paired with one or more other securities of the Company or another entity entitles the holder thereof to receive, Ordinary Shares.

“Par Value (Per ADS Basis)” means, in respect of each ADSs at any time, the product of (i) the number of Ordinary Shares represented by one ADS times (ii) the par value of one Ordinary Share, in each case, at such time.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Prevailing Rate” means, in respect of any pair of currencies on any day, the spot mid-rate of exchange between the relevant currencies prevailing at 4 pm EST on that date as appearing on or derived from Bloomberg page BFIX (or any successor page) in respect of such pair of currencies, or, if such rate cannot be so determine, the rate prevailing as at 4 pm EST on the immediately preceding day on which such rate can be so determined.

“Proceeding” means an action, claim, suit, investigation or proceeding, whether commenced or threatened.

“Proceeds” means, in respect of any Dilutive Issuance:

(i)	in the case of an issuance by the Company of new Ordinary Shares (including in the form of ADSs) (in each case other than upon exercise of rights of conversion into, or exercise or exchange for, or the right to otherwise acquire, any Ordinary Shares (including in the form of ADSs) issuable pursuant to Options and Convertible Securities), the aggregate amount of the gross proceeds received by the Issuer in respect of such Dilutive Issuance (translated if necessary into USD at the Prevailing Rate on the date of first public announcement of the terms of the issuance of the Ordinary Shares (including in the form of ADSs) comprising such Dilutive Issuance);

(ii)	in the case of an issuance of Options and Convertible Securities, the aggregate amount of consideration received or receivable by the Company determined in accordance with Section 3(d)(i)(1).

“Proceeds (per ADS Basis)” means, in respect of any Dilutive Issuance, the Proceeds in respect of such Dilutive Issuance divided by:

(i)	in the case of an issuance by the Company of new Ordinary Shares (including in the form of ADSs) (in each case other than upon exercise of rights of conversion into, or exercise or exchange for, or the right to otherwise acquire, any Ordinary Shares (including in the form of ADSs) issuable pursuant to Options and Convertible Securities), the number of Ordinary Shares (including in the form of ADSs) comprising such Dilutive Issuance; or

Sch. A-4

(ii)	in the case of an issuance of Options and Convertible Securities, the maximum number of Ordinary Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) deemed to be issued pursuant to Section 3(d)(ii) upon the issuance of such Options or Convertible Securities, in each case multiplied by the number of Ordinary Shares represented by an ADS and rounded down (if necessary to the nearest whole multiple of USD 0.0001, all as determined by the Company acting reasonably.

“Purchase Agreements” means the several Securities Purchase Agreements, between the Company and certain original holders of ordinary share purchase warrants, with an initial exercise price of $10.90 per share, issued on the Initial Exercise Date, as amended, modified or supplemented from time to time in accordance with its terms.

“Relevant Stock Exchange” means:

(a)	in respect of the ADSs, the Trading Market or, if at the relevant time the ADSs are not at that time listed or traded on the Trading Market, the principal stock exchange or securities market on which the ADSs are then listed, quoted, traded or dealt in; and

(b)	In respect of any Securities (other than ADSs), Spin-Off Securities, options, warrants or other rights or assets, the principal stock exchange or securities market on which such Securities, Spin-Off Securities, options, warrants or other rights or assets are then listed, quoted, traded or dealt in.

“Securities” means any securities including, but not limited to, the Ordinary Shares, the ADSs and other shares in the capital of the Company, restricted share units, or options, warrants or other rights to subscribe for or purchase or acquire Ordinary Shares, ADSs or any other shares in the capital of the Company.

“Spin-Off Securities” means equity share capital of an entity other than the Company or options, warrants or other rights to subscribe for or purchase equity share capital of an entity other than the Company.

“Subscription Agreement” means the Subscription Agreement, dated as of the date hereof, between the Company and the initial Holder of this Warrant.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the ADSs are listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).

Sch. A-5

“Transaction Documents” means this Warrant, the other ordinary share purchase warrants, with substantially the same terms as this Warrant, with an initial exercise price of $10.90 per share, issued on the Initial Exercise Date, the Subscription Agreement and all exhibits and schedules thereto.

“Underlying Shares” means the Ordinary Shares underlying the Warrant ADSs issuable upon exercise of this Warrant and the other ordinary share purchase warrants, with substantially the same terms as this Warrant, with an initial exercise price of $10.90 per share, issued on the Initial Exercise Date.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the ADSs are then listed or quoted on a Trading Market, the daily volume weighted average price of the ADSs for the 20 Trading Day preceding such date (or the nearest preceding date) on the Trading Market on which the ADSs are then listed or quoted as reported by Bloomberg (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the ADSs for the 20 Trading Days preceding such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the ADSs are not then listed or quoted for trading on OTCQB or OTCQX and if prices for the ADSs are then reported in The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the average of the highest closing bid price per share and the lowest closing ask price per ADSfor the 20 Trading Days preceding such date, or (d) in all other cases, the fair market value of a ADS as determined by an independent appraiser selected in good faith by the holders of a majority in interest of this Warrant and the other ordinary share purchase warrants with substantially the same terms as this Warrant, with an initial exercise price of $10.90 per Warrant ADS, issued on the Initial Exercise Date and then outstanding, and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

Sch. A-6

EXHIBIT A

NOTICE OF EXERCISE

TO:	EINRIDE AB
Attn:
Email:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as ADS Depositary

(1) The undersigned hereby elects to purchase _______ Warrant ADSs of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2) Payment shall take the form of (check applicable box):

☐	in lawful money of the United States; or

☐	if permitted the cancellation of such number of Warrant ADSs as is necessary, in accordance with the formula set forth in subsection 2(c), to exercise this Warrant with respect to the maximum number of Warrant ADSs purchasable pursuant to the exercise on a net-issuance basis procedure set forth in subsection 2(c).

(3) Please issue said Warrant ADSs in the name of, and deliver any cash payable for any fractional Warrant ADSs to, the undersigned or in and to such other name as is specified below:

The Warrant ADSs shall be delivered to the following DWAC Account Number:

(4) In connection with the exercise of this Warrant, or the portion hereof above designated, the undersigned acknowledges, represents to and agrees with the Company that the undersigned is not an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company and has not been an “affiliate” (as defined in Rule 144 under the Securities Act) during the three months immediately preceding the date hereof.

(5) The undersigned further acknowledges (and if the undersigned is acting for the account of another person, that person has confirmed that it acknowledges) that the Warrant ADSs received upon exercise of this Warrant (or securities represented thereby) have not been registered under the Securities Act and are “restricted securities”.

(6) The undersigned further certifies that either:

(a) The undersigned is, and at the time Warrant ADSs are delivered upon exercise of this Warrant will be, the holder of the Warrant ADSs and the Ordinary Shares represented thereby, and the undersigned is not a U.S. person (as defined in Regulation S under the Securities Act) and is located outside the United States (within the meaning of Regulation S) and acquired, or have agreed to acquire and will have acquired, the Warrants being exercised and the Warrant ADSs and the Ordinary Shares represented thereby being delivered upon exercise outside the United States.

OR

(b) The undersigned is a qualified institutional buyer (as defined in Rule 144A under the Securities Act) acting for its own account or for the account of one or more qualified institutional buyers and the undersigned is (or such account or accounts are) the sole beneficial owner(s) of the Warrant ADSs to be received upon exercise of this Warrant.

The undersigned hereby instructs the Depositary to register the ADSs in the name of:

1.	Name of Beneficial Owner to receive Warrant ADSs:

2.	Address of Beneficial Owner to receive Warrant ADSs:

3.	Number of ADSs to be issued:

4.	Beneficial Owner’s Tax ID Number:

5.	Contact Name and Tel No/email address:

For any ADS settlement inquiries, please contact DBTCA Broker Desk:

Tel: +1-212-[250-9100] (New York) / +44-207-[547-6500] (London) Email: adr@db.com

[SIGNATURE OF HOLDER]

Name of Investing Entity:

Signature of Authorized Signatory of Investing Entity:

Name of Authorized Signatory:

Title of Authorized Signatory:

Date:

Signature Guarantee

Signature(s) must be guaranteed by an eligible Guarantor Institution (banks, stock brokers, savings and loan associations and credit unions) with membership in an approved signature guarantee medallion program pursuant to Securities and Exchange Commission Rule 17Ad-15 if Warrant ADSs are to be issued other than to and in the name of the registered holder.

EXHIBIT B

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:
(Please Print)

Address:
(Please Print)

Phone Number:

Email Address:

Dated:	_____________ ______, _______

Holder’s Signature:

Holder’s Address:

B-1